Exhibit 10.08a

AMENDMENT TO THE
MONRO MUFFLER BRAKE, INC. 1998 STOCK OPTION PLAN

          AMENDMENT to the Monro Muffler Brake, Inc. 1998 Stock Option Plan, dated as of this 20th day of May, 2003.

          WHEREAS, Monro Muffler Brake, Inc. (the “Company”) maintains the Monro Muffler Brake, Inc. 1998 Stock Option Plan (the “Plan”) to encourage and enable all eligible employees of the Company and its subsidiaries to acquire a proprietary interest in the Company through the ownership of the Company’s common stock;

          WHEREAS, pursuant to Article 9 of the Plan, the Board of Directors of Monro Muffler Brake, Inc. (the “Board”) may amend the Plan provided that any amendment that would (i) materially increase the aggregate number of shares which may be issued under the Plan, (ii) materially increase the benefits accruing to employees under the Plan, or (iii) materially modify the requirements as to eligibility for participation in the Plan, shall be subject to the approval of the Company’s stockholders; and

          WHEREAS, the Board desires to amend the Plan to increase the aggregate number of shares of Common Stock which may be issued under the Plan from 750,000 to 950,000.

          NOW, THEREFORE, pursuant to and in exercise of the authority retained by the Board under Article 9 of the Plan, subject to ratification by the shareholders of the Company, the Plan is hereby amended, effective August 5, 2003, to provide as follows:

          1. The first sentence of Section 2.2 of the Plan is hereby amended by deleting “750,000” and inserting “950,000” in its place.

          2. The Plan, except as otherwise set forth herein, shall remain in full force and effect in all other respects.

          IN WITNESS WHEREOF, the Board has caused this Amendment to be executed, to be effective as of the day and year first written above.

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